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                                                                      EXHIBIT 12

                        AMERICAN MEDIA OPERATIONS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                             FISCAL YEARS ENDED
                                        -------------------------------------------------------------
                                        MARCH 29,    MARCH 30,    MARCH 31,    MARCH 25,    MARCH 27,
                                          1999         1998         1997         1996         1995
                                        ---------    ---------    ---------    ---------    ---------
Earnings:
Income (loss) from continuing
  operations before income taxes......   $21,455      $18,453      $29,182      $ 8,426      $47,604

Add fixed charges.....................    47,830       51,366       57,135       57,508       36,618
Less:
  Interest capitalized................         0            0            0            0            0
  Subsidiary preferred stock dividend
     not expensed.....................         0            0            0            0            0
                                         -------      -------      -------      -------      -------
Earnings..............................   $69,285      $69,819      $86,317      $65,934      $84,222

Fixed charges.........................   $47,830      $51,366      $57,135      $57,508      $36,618

Ratio of earnings to fixed charges....       1.4          1.4          1.5          1.1          2.3
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